PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated March 18, 2022)	Registration No. 333-260835
903,072,352 Shares of Class A Common Stock
8,900,000 Warrants to Purchase Shares of Class A Common Stock
This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 18, 2022 (the “Prospectus”), related to: (1) the issuance and sale by us of an aggregate of (i) 234,560,193 shares of our Class A common stock, par value $0.00001 per share (“Class A Common Stock”), issuable by us upon conversion of our Class B common stock, par value $0.00001 per share (“Class B Common Stock”), held by certain of our stockholders (the “Non-Affiliate Conversion Stock”), (ii) 425,722 shares of Class A Common Stock issuable upon the exercise of certain outstanding options to purchase Class A Common Stock held by individuals who terminated their employment with Aurora Innovation, Inc. prior to the closing of the business combination among Reinvent Technology Partners Y (“RTPY”), Aurora Innovation Holdings, Inc. (formerly Aurora Innovation, Inc.) and RTPY Merger Sub Inc. (the “Former Employee Options”) and (iii) 12,218,750 shares of Class A Common Stock issuable upon the exercise of 12,218,750 warrants, exercisable on December 3, 2021, at a price of $11.50 per share (the “Public Warrants”), (2) the issuance and resale of (i) 246,547,784 shares of Class A Common Stock issuable by us upon conversion of the Class B Common Stock held by certain of our stockholders the (“Affiliate Conversion Stock”), (ii) 951,098 shares of Class A Common Stock issuable upon the exercise of certain outstanding options to purchase Class A Common Stock (the “Affiliate Options”) and vesting of certain restricted stock units for Class A Common Stock held by certain of our affiliates and their affiliated entities (the “Affiliate RSUs” and together with the Affiliate Options, the “Affiliate Equity Stock”) and (iii) 8,900,000 shares of Class A Common Stock issuable upon the exercise of 8,900,000 warrants (the “Private Placement Warrants”) to purchase shares of Class A Common Stock purchased in a private placement in connection with RTPY’s initial public offering of units, consummated on March 18, 2020 (the “RTPY IPO”), and (3) the resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (i) 4,029,344 shares of Class A Common Stock beneficially owned by certain of our affiliates (the “Affiliate Class A Stock”), (ii) 6,883,086 shares of Class A Common Stock beneficially owned by Reinvent Sponsor Y LLC (the “Sponsor Stock”), (iii) 100,000,000 shares of Class A Common Stock purchased at Closing by a number of subscribers pursuant to separate PIPE Subscription Agreements (the “PIPE Shares”), (iv) 288,556,375 shares of Class A Common Stock beneficially owned by certain stockholders who have been granted registration rights (the “Registration Rights Shares”) and (v) 8,900,000 Private Placement Warrants purchased by the Sponsor in connection with the RTPY IPO, with the information contained in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 17, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “AUR,” and the Public Warrants are listed on Nasdaq under the symbol “AUROW.” On June 16, 2022, the last quoted sale price for our Class A Common Stock as reported on Nasdaq was $2.26 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $0.39 per warrant.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 17, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 17, 2022
AURORA INNOVATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40216	98-1562265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1654 Smallman St, Pittsburgh, PA	15222
(Address of principal executive offices)	(Zip Code)
(888) 583-9506
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	AUR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	AUROW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Named Executive Officer Compensation

On June 17, 2022, the Compensation Committee of the Board of Directors of Aurora Innovation, Inc. (“Aurora”) approved an amendment to stock options granted under Aurora’s 2017 Equity Incentive Plan to Richard Tame, Aurora’s Chief Financial Officer, covering 375,590 shares, all of which are non-statutory stock options (the “Amendment”). The Amendment provides that Mr. Tame may pay the aggregate exercise price and satisfy any tax withholding obligations in connection with the exercise of such options by a net exercise arrangement.

    Mr. Tame entered into an Amendment to Stock Option Agreement memorializing the Amendment described above. Such description of the Amendment does not purport to be complete and is qualified in its entirety by the full text of the applicable form of Amendment to Stock Option Agreement attached hereto as Exhibit 10.1 which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Stock Option Agreement entered into between Aurora Innovation, Inc. and Richard Tame.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: June 17, 2022

AURORA INNOVATION, INC.

By:	/s/ Chris Urmson
Name:	Chris Urmson
Title:	Chief Executive Officer

Exhibit 10.1

AURORA INNOVATION, INC.
AMENDMENT TO STOCK OPTION AGREEMENT

This Amendment to Stock Option Agreement (the “Amendment”) is entered into by and between Richard Tame (“Participant”) and Aurora Innovation, Inc. (the “Company”).
WHEREAS, the Company granted Participant stock options (each, an “Option”) to purchase shares of the Company’s Class A common stock under the Company’s 2017 Equity Incentive Plan (the “Plan”) and pursuant to the terms of a stock option agreement thereunder; and
WHEREAS, the Company and Participant desire to amend the applicable stock option agreement with respect to each Option listed on Exhibit A hereto (each, an “Agreement”), to permit payment of the exercise price of the vested shares subject to each such Option by net exercise and payment of the tax withholding obligations with respect to such shares by net issuance (such exercise, the “Net Exercise”), but only to the portion of such Option that does not qualify as an “incentive stock option” as described in Section 422 of the Internal Revenue Code of 1986, as amended (an “ISO”), and further provided that any Net Exercise must be in compliance with the Company’s Insider Trading Policy.
NOW, THEREFORE, Participant and the Company agree that each Agreement shall be amended as follows:
1.Net Exercise and Net Issuance. The Section entitled “Method of Payment” of each Agreement is hereby amended to add the following to the end of such Section:
“In addition to the foregoing methods and with respect to the portion of the Option treated as an NSO, only, Participant may also pay the aggregate Exercise Price and satisfy any tax withholding obligations in connection with such exercise by a net exercise arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the minimum number of Shares with a Fair Market Value sufficient to pay the aggregate Exercise Price of the Exercised Shares and the tax withholding obligations (if any) of the Exercised Shares sufficient to pay the tax withholding obligations in connection with such exercise. Such net exercise and net issuance shall be permitted only in compliance with the Company’s Insider Trading Policy. For the avoidance of doubt, any portion of the Option that qualifies as an ISO may not be exercised through this net exercise.”
2.Full Force and Effect. To the extent not expressly amended hereby, each Agreement shall remain in full force and effect.
3.Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.
4.Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
5.Entire Agreement. This Amendment, together with the Agreement(s) and the Plan represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to each applicable Option.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth below.
PARTICIPANT    AURORA INNOVATION, INC.
/s/ Richard Tame                    /s/ Chris Urmson
Signature    Signature
Richard Tame        Chris Urmson
Print Name    Print Name

June 17, 2022        Chief Executive Officer
Date    Print Title
        June 17, 2022
    Date

EXHIBIT A

Amended Options to Allow Net Exercise

Grant Date	Exercise Price	Outstanding NSO Shares subject to Option
7/15/2020	$1.46	375,590